Exhibit 99.4

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated April 2, 2023 to the Board of Directors of World Wrestling Entertainment, Inc. (“WWE”) included in Annex G to the information statement/prospectus relating to the proposed transactions involving WWE, Endeavor Group Holdings, Inc., Zuffa Parent, LLC and New Whale Inc. (“New PubCo”), and (ii) the references to such opinion in such information statement/prospectus, which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of New PubCo and WWE (the “Registration Statement”). In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

June 23, 2023